EXHIBIT 99.1

                NEWS RELEASE

Contact:
Susan Hager	Karen L. Bergman or
Senior Director, Investor Relations and Corporate Communications	Michelle Corral
Coley Pharmaceutical Group	BCC Partners (US)
+1.781.431.9079	+1.650.575.1509 or +1.415.794.8662
shager@coleypharma.com	kbergman@bccpartners.com
mcorral@bccpartners.com

For Immediate Release

Coley Pharmaceutical Group Licenses VaxImmune™ to Merck for

Use in Vaccine Programs

Wellesley, MA, April 12, 2007 – Coley Pharmaceutical Group, Inc. (Nasdaq: COLY) today announced that Merck & Co., Inc. has licensed Coley’s VaxImmune™ vaccine adjuvant for incorporation into vaccines being developed by Merck for certain infectious diseases and Alzheimer’s disease.

Under the terms of the agreement, Merck has agreed to pay Coley an upfront license fee of $4.0 million. Coley is also eligible to receive milestone payments of up to $33 million as well as royalties from the sale of any products that are commercialized under the agreement. Merck receives a worldwide, non-exclusive license to VaxImmune for incorporation into vaccines for certain infectious disease fields and Alzheimer’s disease, as well as the option to add additional fields to the license.

“We are delighted that Merck has licensed VaxImmune for use in its vaccine programs,” said Robert L. Bratzler, President and Chief Executive Officer for Coley Pharmaceutical Group. “Through their ability to boost the effectiveness of vaccines, adjuvant technologies such as VaxImmune have the potential to provide key product differentiators and contribute to the commercial success of vaccines.”

VaxImmune is a proprietary Toll-like receptor 9 (TLR9) agonist designed to induce both an enhanced antigen-specific antibody response and a natural killer T-cell immune response when used in combination with prophylactic (preventative) or therapeutic vaccines. VaxImmune has been included in approximately 35 clinical trials of vaccines in development for various cancer indications, infectious diseases and biowarfare defense.

About Coley Pharmaceutical Group

Coley Pharmaceutical Group, Inc. is an international biopharmaceutical company, headquartered in Wellesley, Massachusetts, USA, that discovers and develops TLR Therapeutics™, a new class of investigational drug candidates that direct the human immune system to fight cancers, asthma and allergic diseases and to enhance the effectiveness of vaccines. Coley has established a pipeline of TLR Therapeutic product candidates currently advancing through clinical development with partners and has additional product candidates in preclinical development. Coley has product development, research and license agreements with Pfizer, sanofi-aventis, GlaxoSmithKline, Novartis Vaccines, Merck and the United States government. For further information on Coley Pharmaceutical Group please visit www.coleypharma.com.

Safe Harbor Statement

Certain statements in this news release concerning Coley’s business are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, those relating to Coley’s ability to form future VaxImmune partnerships and the success of existing and future partnerships. Any or all of the forward-looking statements in this press release may turn out to be wrong. They can be affected by inaccurate assumptions Coley might make or by known or unknown risks and uncertainties, including, but not limited to: the early stage of product development; uncertainties as to the future success of ongoing and planned clinical trials; the risk that results from early stage clinical trials may not be indicative of results in later stage trials; the unproven safety and efficacy of products under development; intellectual property rights and litigation; competitive products; and other risks identified in Coley’s filings with the Securities and Exchange Commission including, but not limited to, Coley’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006. Consequently, no forward-looking statement can be guaranteed, and actual results may vary materially. Coley undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise, except as required by applicable law.

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